Exhibit 4.9

ADVANCED BIOHEALING, INC.

AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

Dated as of February 23, 2007

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of February 23, 2007, by and among Advanced BioHealing, Inc., a Delaware corporation (the “Company”), the holders of the Company’s Series C Preferred Stock, $.001 par value per share (the “Series C Preferred Stock”) set forth on Exhibit A attached hereto, the holders of the Company’s Series C-1 Preferred Stock, $.001 par value per share (the “Series C-1 Preferred Stock”) set forth on Exhibit A attached hereto, the holders of shares of the Company’s Series B Preferred Stock, $.001 par value per share (the “Series B Preferred Stock”) set forth on Exhibit A attached hereto (such holders of Series C Preferred Stock, Series C-1 Preferred Stock and Series B Preferred Stock collectively, the “Purchasers” and each, a “Purchaser”), the Persons (as defined below) set forth on Exhibit B attached hereto (collectively, the “Junior Holders” and each, a “Junior Holder”).

RECITALS

WHEREAS, the Company and the holders of the outstanding shares of Series B Preferred Stock and the Junior Holders are parties to that certain Investor Rights Agreement, entered into as of September 30, 2005, as amended (the “Existing Agreement”);

WHEREAS, pursuant to that certain Series C Preferred Stock Purchase Agreement, dated as of the date hereof (as amended from time to time, the “Purchase Agreement”), by and among the Company and certain of the Purchasers, the Company has agreed to sell and issue shares of Series C Preferred Stock to such Purchasers;

WHEREAS, on September 14, 2006, the Company issued in favor of certain of its stockholders Warrants to Purchase Capital Stock of the Company which, as amended and restated on the date hereof (the “Warrants”), are exercisable for the purchase of shares of the Series C-1 Preferred Stock; and

WHEREAS, it is a condition to the obligations of the parties to the Purchase Agreement that this Agreement amend, restate and supersede the Existing Agreement and be executed by the Company, the Purchasers and the Junior Holders.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, as applied to the Company or any other specified Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person) and shall also include, in the case of a specified Person who is an individual, any Family Member of such Person.

“Board” means the Company’s Board of Directors.

“Certificate of Incorporation” means the Company’s Third Amended and Restated Certificate of Incorporation, as amended from time to time in accordance with the terms thereof.

“Common Stock” means the Company’s Common Stock, $.001 par value per share.

“Company Stock” means all shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock and all other shares of the Company’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, now owned or hereafter acquired by any Junior Holder or Purchaser.

“Convertible Securities” means securities or obligations that are exercisable for, convertible into or exchangeable for shares of Company Stock, including shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, options, warrants or other rights to subscribe for or purchase Company Stock or obligations that are, directly or indirectly, exercisable for, convertible into or exchangeable for Company Stock.

“Family Member” means, with respect to any individual, such individual’s parents, spouse, and descendants (whether natural or adopted) and any trust or other vehicle formed solely for the benefit of, and controlled by, such individual and/or any one or more of them.

“Fully-Diluted Basis” means, at the relevant time of determination, the number of shares of Common Stock assuming the conversion or exchange of all outstanding convertible or exchangeable securities (including the conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock into Common Stock) and the exercise of all then outstanding warrants, options or other rights to subscribe for or purchase any shares of Common Stock.

“Majority Electing Purchasers” means, at any time, those Electing Purchasers (as defined in Section 2.3 hereof) holding at least sixty percent (60%) of the shares of Common Stock issued or issuable upon conversion of the Series C Preferred Stock then held by all Electing Purchasers assuming the conversion of the Series C Preferred Stock held by such Electing Purchasers.

“Majority Purchasers” means, at any time, those Purchasers holding at least sixty percent (60%) of the shares of Common Stock issued or issuable upon conversion of the Series C Preferred Stock assuming the conversion of the Series C Preferred Stock held by such Purchasers.

“Offered Securities” means (a) any Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock or other Company Stock or Convertible Securities, (b) any equity or debt security or stock option convertible into, or exercisable or exchangeable for, with or without consideration, any of the securities described in clause (a) above (including any option to purchase or warrant exercisable for the purchase of such security), (c) any security carrying a right to subscribe to or purchase any security of the Company entitling the holder thereof to participate in dividend distributions or in the distribution of assets upon the liquidation, dissolution or winding up of the Company, (d) any phantom stock or stock appreciation right and (e) any right to acquire the securities described in clauses (a) through (d) hereof, provided, however, that “Offered Securities” does not include (i) shares of Common Stock issued pursuant to (1) the exercise of the stock options granted pursuant to the Company’s 2004 Stock Option Plan, as amended from time to time, exercisable for up to eighteen percent (18%) of the Common Stock (calculated on a Fully-Diluted Basis) as of the completion of the sale of Series C Preferred Stock, plus options to purchase up to 115,429 shares of Common Stock granted prior to October 1, 2005 (collectively, with the Corporation’s 2004 Stock Option Plan, the “Plan”), or (2) stock options issued or granted after the date hereof pursuant to the Plan, to the extent that any stock options or restricted stock awards previously granted pursuant to the foregoing clause (1) are canceled or expire unexercised or are repurchased at cost upon termination of employment or the applicable consulting arrangement with the Company; provided, that in each of the foregoing cases, such issuances and grants are approved by the Board, including a majority of the directors appointed pursuant to Section 4.1(b)(i) below (ii) shares of Common Stock issued in a bona fide, firmly underwritten public offering registered under the Securities Act, pursuant to a registration statement on Form S-1; (iii) shares of Common Stock issued upon exercise or conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock, or any option, warrant or other convertible security outstanding, and as in effect, on the date hereof; (iv) shares of Series C Preferred Stock issued under the Purchase Agreement and the shares of Common Stock issuable upon conversion of such shares, and shares of Series C-1 Preferred Stock issuable upon exercise of the Warrants and shares of Common Stock issuable upon conversion of such shares; (v) shares of Series C Preferred Stock (or shares of Common Stock issued upon exercise or conversion of the such Series C Preferred Stock) issuable in accordance with the warrant to be issued to Kevin Rakin pursuant to the Employment Agreement by and between the Company and Kevin Rakin; (vi) up to 174,214 shares of Common Stock or Series C-1 Preferred Stock (and shares of Common Stock issued in the event of any conversion of such Series C-1 Preferred Stock) to third parties as compensation for services in connection with the completion of the initial sale of the Series C Preferred Stock and (vii) shares of Common Stock (or options and warrants exercisable therefor), not issued for equity financing purposes, to strategic partners or other third parties in connection with commercial credit arrangements, equipment leases or debt financings, strategic partnerships, licensing arrangements or other similar transactions, the terms of which are approved by the Board, including a majority of the directors appointed pursuant to Section 4.1(b)(i) below then serving.

“Person” means natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“QIPO” means a firmly underwritten public offering of the Company’s Common Stock registered under the Securities Act with gross proceeds to the Company of not less than $20,000,000, at a price per share not less than $10.8486 (as adjusted for stock splits, dividends, recapitalizations and the like effected with respect to Common Stock after the date hereof) and after giving effect to which the Company’s Common Stock is listed on a U.S. national securities exchange.

“Sale Transaction” shall have the meaning ascribed to such term in the Certificate of Incorporation.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Company’s Series A Preferred Stock, $.001 par value per share.

“75% Purchasers” means, at any time, those Purchasers holding at least seventy-five percent (75%) of the shares of Common Stock issued or issuable upon conversion of the Series C Preferred Stock assuming the conversion of the Series C Preferred Stock held by such Purchasers.

2. Preemptive Rights.

2.1 Offered Securities. Each (a) Purchaser that is an “accredited investor” within the meaning of Regulation D as promulgated under the Securities Act, (b) ABH Investors Limited Liability Company so long as it holds at least fifty percent (50%) of the shares of Series A Preferred Stock held by it on the date hereof (as adjusted for stock splits, dividends, recapitalizations and the like effected with respect to the Series A Preferred Stock after the date hereof) and as long as it is an “accredited investor” within the meaning of Regulation D as promulgated under the Securities Act, and (c) Kevin Rakin, as long as he is an “accredited investor” within the meaning of Regulation D as promulgated under the Securities Act (each, a “Qualified Purchaser”) shall have the right to purchase up to its pro rata share (as set forth in Section 2.2) of all Offered Securities (together with a right of over-subscription as set forth in Section 2.4) that the Company may, from time to time, propose to sell or issue after the date of this Agreement. The Company shall issue Offered Securities only in accordance with the provisions of this Section 2.

2.2 Qualified Purchasers’ Pro Rata Share. Each Qualified Purchaser’s pro rata share is equal to the ratio of (a) the number of shares of Common Stock owned by such Qualified Purchaser immediately prior to the issuance of the Offered Securities (calculated on a Fully-Diluted Basis) to (b) the total number of shares of Common Stock owned by all Qualified Purchasers immediately prior to the issuance of the Offered Securities (calculated on a Fully-Diluted Basis).

2.3 Exercise of Rights. If the Company proposes to issue any Offered Securities, it shall first give each Purchaser written notice of its intention, describing the Offered Securities, the price, the terms and the conditions upon which the Company proposes to issue the same and, if applicable, the identity of the Persons to which the Offered Securities are intended to be offered (the “Notice”). Each Qualified Purchaser shall have ten (10) business days from the delivery of the Notice to decide whether to purchase any portion of the Offered Securities, up to its pro rata share of the Offered Securities for the price specified in the Notice by giving written notice to the Company and stating therein the quantity of Offered Securities, if any, that it elects to purchase (the “Election Notice”). If the consideration to be paid by others for the Offered Securities is not cash, the fair market value of the consideration shall be determined in good faith by the Board and a reasonably detailed explanation of the Board’s determination of such value shall be included in the Notice. All Qualified Purchasers electing to participate in the offering of such Offered Securities (the “Electing Purchasers”) shall pay the cash equivalent thereof as so determined; provided, however, that, in the event that the Majority Electing Purchasers disagree with the Board’s determination of the fair market value of such consideration, the Majority Electing Purchasers shall give the Board written notice of such disagreement simultaneously with the delivery of the Election Notice (the “Valuation Dispute Notice”). The Board and the Majority Electing Purchasers shall negotiate in good faith to resolve such disagreement and failing a resolution of such disagreement within ten (10) days after receipt of the Valuation Dispute Notice, the Board and the Majority Electing Purchasers shall mutually agree upon and select an independent nationally recognized investment bank, accounting firm or other financial institution to determine such fair market value (the “Independent Evaluator”) not later than fifteen (15) days following the conclusion of such previous ten (10) business day period. In the event that the Board and the Majority Electing Purchasers fail to mutually agree on an Independent Evaluator within such period, the Board and the Majority Electing Purchasers shall each select an Independent Evaluator and the two (2) Independent Evaluators shall mutually agree upon and designate within ten (10) days following the designation of the two (2) Independent Evaluators as provided above a final Independent Evaluator who shall determine such fair market value. In the event that either the Board or the Majority Electing Purchasers fail to so select an Independent Evaluator within such period, the Independent Evaluator so selected by the other shall be deemed to be the final Independent Evaluator for purposes of this Section 2.3. The final Independent Evaluator’s determination of the fair market value of the securities shall be set forth in a written detailed report mutually addressed to the Company and the Electing Purchasers and such determination shall be final, conclusive and binding upon the Company and the Electing Purchasers. All costs related to the appointment of and valuation by the Independent Evaluators shall be borne by the Company.

2.4 Allocation of Undersubscriptions. If less than all of the Qualified Purchasers elect to purchase their full pro rata share of the Offered Securities, then the Company shall promptly notify in writing the Electing Purchasers and shall offer such Electing Purchasers the right to acquire the remaining Offered Securities (the “Unsubscribed Securities”). Each of the Electing Purchasers shall have five (5) business days (the “Oversubscription Election Period”) after receipt of such notice to notify the Company of its election to purchase all or a portion of the Unsubscribed Securities (each such Electing Purchaser, an “Oversubscribing Purchaser”). If, as a result thereof, the Oversubscribing Purchasers’ oversubscription exceeds the total number of Unsubscribed Securities available to be purchased, the Unsubscribed Securities shall be allocated among the Oversubscribing Purchasers on a pro rata basis in accordance with their relative holdings of Series C Preferred Stock, Series C-1 Preferred Stock, Series B Preferred Stock and Series A Preferred Stock (determined on an as-converted basis), or as they otherwise agree among themselves.

2.5 Third Party Sales of Offered Securities. If, following the Company’s compliance with this Section 2, the Electing Purchasers fail to exercise in full their collective rights of first refusal with respect to the Offered Securities, the Company shall have sixty (60) days after the expiration of the Oversubscription Election Period to sell the Offered Securities that the Electing Purchasers did not purchase at a price and upon terms and conditions no more favorable to the purchasers thereof than specified in the Notice. If the Company has not sold such Offered Securities within such sixty (60)-day period, the Company shall not thereafter issue or sell any

Offered Securities without first offering such Offered Securities to the Purchasers in the manner provided in this Section 2.

2.6 Waiver. Any and all rights arising under this Section 2 with respect to the issuance of any Offered Securities to any Person may be waived, either prospectively or retrospectively, by the Majority Purchasers and any such waiver shall be effective as to all Purchasers with such rights under this Section 2.

3. Right to Force Sale.

3.1 Right to Force Sale. In the event that the holders of at least sixty percent (60%) of the shares of Common Stock issuable upon the conversion of the Series C Preferred Stock then outstanding (the “Approving Holders”) elect, by written notice to the Board, the Purchasers and the Junior Holders, to initiate and consummate a Sale Transaction (an “Approved Sale”), all Purchasers and all Junior Holders shall vote in favor of, consent to and raise no objections against the Approved Sale, and, if requested by the Approving Holders, such Purchasers and Junior Holders shall agree to sell all of their Company Stock and Convertible Securities on the terms and conditions approved by the Approving Holders. The Purchasers and Junior Holders shall take all actions that are reasonably requested by the Approving Holders in connection with the consummation of the Approved Sale, including, without limitation, attendance at stockholders’ meetings in person or by proxy for the purposes of obtaining a quorum and the execution of written consents in lieu of meetings, execution of such agreements and instruments such that any proposal or resolution reasonably requested by the Approving Holders in connection therewith shall be implemented by the Company and if the Company’s stockholders are entitled to vote on any such matter, all of the voting Company Stock and Convertible Securities over which such Junior Holder and/or Purchaser has voting control shall be voted in favor of the proposal or resolution in connection with such transaction, together with such other actions as are reasonably requested by the Approving Holders to effect the allocation and distribution of the aggregate consideration received upon the consummation of the Approved Sale in accordance with the terms of the Certificate of Incorporation. Notwithstanding any other provision set forth in this Section 3.1, in connection with the Approved Sale, no Purchaser or Junior Holder shall be obligated, or liable to any Person, for an amount in excess of the net amount that such Purchaser or Junior Holder actually receives in connection with such Approved Sale.

3.2 Obligations in Connection with Stock Sale. Within ten (10) days following the affirmative vote or written consent of the Approving Holders in favor of an Approved Sale under Section 3.1 in the form of a stock sale (the “Tender Period”), each Purchaser and Junior Holder will tender all certificates representing his, her or its shares of Company Stock with the Secretary of the Company (the “Secretary”). The Secretary shall hold such certificates in trust pending the consummation of the Approved Sale and, upon the Company’s receipt of the cash purchase price or other consideration given by an acquiror in such Approved Sale (the “Purchase Consideration”), the Company shall deliver to each Purchaser and Junior Holder the portion of such Purchase Consideration payable to such Purchaser or Junior Holder in respect of his or its shares of Company Stock in accordance with the terms of the Certificate of Incorporation. In the event that any Purchaser or Junior Holder does not comply with the requirements of this Section 3.2 and/or fails to tender his or its stock certificate(s) with the Secretary within the Tender

Period: (a) any Purchase Consideration received by the Company in respect of shares of Company Stock held by such non-tendering Purchaser or Junior Holder (a “Non-Tendering Purchaser”) shall be held by the Company in trust for the benefit of such Non-Tendering Purchaser; (b) any non-tendered stock certificate(s) held by such Non-Tendering Purchaser shall, automatically and without further action, be deemed to be “tendered” and all shares of Company Stock represented by such non-tendered stock certificate(s) shall be deemed transferred to the acquiror upon the consummation of the Approved Sale; and (c) the Company shall issue in the name of each Non-Tendering Purchaser, in lieu of any non-tendered stock certificate(s) held by such Non-Tendering Purchaser, a phantom stock certificate (the “Phantom Certificate”), which evidences only a Non-Tendering Purchaser’s right to receive from the Company his, her or its portion of the Purchase Consideration upon the consummation of an Approved Sale. Promptly following the Tender Period, the Company shall deliver all Phantom Certificates to the Secretary and the Secretary shall hold the Phantom Certificate issued to each Non-Tendering Purchaser in trust until such time as such Non-Tendering Purchaser delivers all of his or its non-tendered stock certificates to the Secretary in exchange for his or its Phantom Certificate. Upon the consummation of an Approved Sale, each holder of a Phantom Certificate shall be entitled to receive from the Company that portion of Purchase Consideration specified in the Phantom Certificate.

3.3 Waiver of Appraisal Rights; Further Actions. Each Junior Holder and Purchaser agrees to waive any and all dissenters and appraisal rights they may have under applicable law in connection with an Approved Sale, and to take any and all further actions reasonably requested by the Approving Holders or otherwise required to effectuate the Approved Sale.

3.4 Subject to Certificate of Incorporation. Nothing contained herein shall eliminate or otherwise modify any consent and approval requirements under the Certificate of Incorporation with respect to an Approved Sale.

3.5 Waiver of Rights. The exercise or non-exercise by the Approving Holders of their rights pursuant to this Section 3 with respect to a proposed Sale Transaction shall be without prejudice to such Approving Holders’ rights under this Section 3 with respect to any subsequent Sale Transaction.

3.6 Irrevocable Proxy. SOLELY IN CONNECTION WITH THE EFFECTUATION OF THE TRANSACTIONS CONTEMPLATED BY THIS SECTION 3, EACH JUNIOR HOLDER AND PURCHASER HEREBY EXPRESSLY AND IRREVOCABLY APPOINTS THE COMPANY’S CHIEF EXECUTIVE OFFICER AS SUCH JUNIOR HOLDER’S AND PURCHASER’S PROXY AND ATTORNEY-IN-FACT TO VOTE SUCH JUNIOR HOLDER’S AND PURCHASER’S COMMON STOCK, PREFERRED STOCK AND OTHER SECURITIES OF THE COMPANY WITH VOTING OR APPROVAL RIGHTS AND TAKE ANY AND ALL SUCH OTHER ACTION WITH RESPECT TO SUCH COMMON STOCK AND PREFERRED STOCK AND ALL OTHER SECURITIES OF THE COMPANY AS THE APPROVING HOLDERS MAY DIRECT, BUT SOLELY IN CONNECTION WITH A TRANSACTION EFFECTED IN ACCORDANCE WITH SECTION 3 ABOVE. THIS PROXY IS COUPLED WITH AN INTEREST AND IS VALID FOR A PERIOD OF TEN (10) YEARS FROM THE DATE OF THIS AGREEMENT.

3.7 Legend. All certificates representing shares of Company Stock and Convertible Securities owned or hereafter acquired by the Junior Holders and Purchasers or any transferee of the Junior Holders or Purchasers bound by this Agreement shall have affixed thereto a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN OBLIGATIONS, RESTRICTIONS, PROXIES AND VOTING AGREEMENTS AS SET FORTH IN A CERTAIN AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT, AS AMENDED FROM TIME TO TIME, BY AND AMONG THE STOCKHOLDER, THE COMPANY AND CERTAIN OTHER STOCKHOLDERS, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY”

4. Voting Rights.

4.1 Election of Directors. The Junior Holders and the Purchasers agree to vote all voting Company Stock and Convertible Securities over which such Person has voting control, whether now owned or acquired hereafter and shall take all other necessary or desirable actions within his or its control and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special Board and stockholder meetings), so as to cause:

(a) The authorized number of directors on the Board to be established at seven (7) members;

(b) The following individuals to be elected to the Board at each meeting to elect, and pursuant to each consent executed for the purpose of electing, the members of the Board:

(i) four (4) individuals designated by holders of a majority of the voting power of all of the Series C Preferred Stock, voting together as a single class; provided, that (A) one (1) such director shall be designated by Safeguard Delaware, Inc. (“Safeguard”), which director shall initially be Gary Kurtzman; (B) one (1) such director shall be designated by Canaan VII L.P. (“Canaan”), which position shall initially be left vacant; (C) one (1) such director shall be designated by Channel Medical Partners, L.P. (“Channel”), which director shall initially be Carol Winslow; and (D) one (1) such director shall be an individual who is not an employee or other Affiliate of either the Company or Safeguard who is designated by Safeguard, which position shall initially be left vacant;

(ii) two (2) individuals designated by the holders of a majority of the voting power of all of the Series B Preferred Stock, voting together as a single class; provided, that (A) one (1) such director shall be designated by Canaan, which director shall initially be Stephen M. Bloch; and (B) one (1) such director shall be designated by Wheatley New York Partners, LP (“Wheatley”), who shall initially be David Dantzker; and

(iii) one (1) individual who is the person then serving as the Chief Executive Officer of the Company, and who shall initially be Kevin Rakin.

(c) In the event of any vacancy on the Board, to fill such vacancy with a representative designated in the same manner as the person who held the directorship so vacated as set forth above.

If (i) Safeguard requests that either director designated by Safeguard be removed (with or without cause) by written notice to the Company, the Purchasers and the Junior Holders, (ii) Canaan requests that either director designated by Canaan be removed (with or without cause) by written notice to the Company, the Purchasers and the Junior Holders, (iii) Channel requests that the director designated by Channel be removed (with or without cause) by joint written notice to the Company, the Purchasers and the Junior Holders, or (iv) Wheatley requests that the director designated by Wheatley be removed (with or without cause) by written notice to the Company, the Purchasers and the Junior Holders, then, in each such case, such director shall be removed and each Purchaser and Junior Holder hereby agrees to vote all shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock Series C-1 Preferred Stock and any other voting securities of the Company over which such Purchaser or Junior Holder has voting control to effect such removal or to consent in writing to effect such removal upon such request. Each person who is or becomes a member of the Board because he or she is serving as the Chief Executive Officer of the Company shall serve as a director only for as long as such person remains the Chief Executive Officer of the Company and shall only be replaced by any new or interim Chief Executive Officer of the Company.

4.2 Subsidiary Boards and Committees. Any committee established by the Board shall consist of no more than three members, one (1) of whom shall be the director designated by Safeguard, one (1) of whom shall be the director designated by Canaan and one (1) of whom shall be appointed by the Board. All actions of each committee of the Board shall require the affirmative vote of a majority of the members of such committee. The composition of the board of directors of each subsidiary of the Company and of each committee thereof shall, where the appropriate persons are willing to serve, be consistent with the composition of the Board and each corresponding committee thereof; provided that no member of the Board shall be required to serve as a director or committee member of any such subsidiary.

4.3 Board Observation Rights. The holders of at least a majority of the voting power of the then outstanding shares of Series A Preferred Stock have a right to appoint (and replace) one (1) individual, and Safeguard shall have a right to appoint (and replace) one (1) individual, and Red Abbey Venture Partners (QP), LP shall have a right to appoint (and replace) one (1) individual (all such individuals, the “Observers”) to attend, at their own cost and expense, any meeting of the Board as long as the applicable Observer has executed a confidentiality agreement satisfactory to the Company, except that any Observer may be excluded from any presentation or discussion of any topic that would present an actual or apparent conflict of interest between the Company and such Observer or any affiliate of such Observer or any presentation or discussion involving material matters which, if provided to or attended by such Observer would, in the reasonable opinion of counsel to the Company, jeopardize the attorney client privilege that would otherwise be afforded to such presentation or discussion. The Observers shall not have the right to vote on any matter presented to the Board. Subject to the restrictions set forth in this Section 4.3, the Company shall give the Observers notice of each meeting thereof at the same time and in the same manner as the members of the Board receive notice of such meetings, and the Company shall permit the Observers to attend as an observer at all meetings thereof and shall provide the Observers with all materials provided by the Company to the Board in connection with such meetings, subject to the confidentiality obligation above and the right of the Company to withhold such information to the extent that providing such information would present an actual or apparent conflict of interest between the Company and such Observer or any affiliate of such Observer or to the extent that such information involves material matters which, if provided to such Observer would, in the reasonable opinion of counsel to the Company, jeopardize the attorney client privilege that would otherwise be afforded to such information.

4.4 Meetings. The Company shall use commercially reasonable efforts to cause the Board to meet at least once each fiscal quarter of the Company.

5. Information Rights and Other Covenants.

5.1 Inspection. The Company shall permit each Purchaser, or any authorized representative of a Purchaser, to visit and inspect the properties of the Company and its subsidiaries, including its corporate and financial records, and to discuss its business and finances with officers of the Company and its subsidiaries, during normal business hours following reasonable notice, as often as may be reasonably requested.

5.2 Directors’ Expenses. The Company shall reimburse the directors on the Board for all reasonable out-of-pocket expenses incurred by them in connection with attendance at all meetings of the Board (including any meetings of committees of the Board) and the board of directors of each of the Company’s subsidiaries (including any meetings of committees thereof).

5.3 Financial Statements and Other Information. The Company and its subsidiaries shall maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with United States generally accepted accounting principles consistently applied, and shall set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(a) The Company shall deliver to each Purchaser as long as such Purchaser holds at least fifty percent (50%) of the shares of Series B Preferred Stock and/or Series C Preferred Stock held by such Purchaser on the date hereof (as adjusted for stock splits, dividends, recapitalizations and the like effected with respect to the Series B Preferred Stock after the date hereof) and to ABH Investors Limited Liability Company as long as it holds at least fifty percent (50%) of the shares of Series A Preferred Stock held by it on the date hereof (as adjusted for stock splits, dividends, recapitalizations and the like effected with respect to the Series A Preferred Stock after the date hereof):

(i) within twenty (20) days following the end of each month, unaudited Financial Statements (as defined below) for such month and for the current fiscal year to date, including a budget variance analysis with respect to such month;

(ii) within thirty (30) days following the end of each fiscal quarter, unaudited Financial Statements for such quarter and for the current fiscal year to date;

(iii) within one-hundred and twenty (120) days following the end of each fiscal year, audited financial statements for such fiscal year; and

(iv) at least thirty (30) days prior to the beginning of each fiscal year, an annual operating plan and budget for the Company and its subsidiaries (the “Annual Budget”), prepared on a monthly basis for the ensuing fiscal year, and on a basis consistent with prior periods (including, among other items, appropriate reserves, accruals and provisions for income taxes) and representing the best estimate of the Company based upon available information. The Annual Budget must be approved by the Board with the consent of the Majority Purchasers, no later than ten (10) days prior to the beginning of the following fiscal year. Such Annual Budget shall include underlying assumptions and a brief qualitative description of the Company’s operating plan by the Chief Executive Officer or Chief Financial Officer in support of the Annual Budget. The Company shall also furnish to each Purchaser, within a reasonable time of its preparation, material amendments to the Annual Budget, if any, which material amendments must be approved by the Board with the consent of the Majority Purchasers.

(b) The Company’s “Financial Statements” shall include a balance sheet, statement of earnings, stockholders’ equity and cash flows for the Company and its subsidiaries for the applicable periods, setting forth in each case in comparative form the figures from the previous period with variances delineated, prepared in accordance with generally accepted accounting principles consistently applied, all certified by the Company’s Chief Executive Officer or Chief Financial Officer to (i) have been prepared in accordance with United States generally accepted accounting principles consistently applied, with the exception that unaudited financial statements need not have notes attached and are subject to year-end audit adjustments and (ii) present fairly in all material respects the consolidated financial position of the Company as of the dates specified and the results of their respective operations and changes in financial position with respect to the periods specified (subject in the case of interim financial statements only to normal year-end audit adjustments described in reasonable detail). The “MD&A” section of the Financial Statements shall include a budget variance analysis and management’s discussion and analysis of the Financial Statements related thereto. With respect to the audited Financial Statements referenced in Section 5.3(a)(iii) above, each of the Financial Statements delivered in accordance with such section shall be certified without qualification by an accounting firm acceptable to the Majority Purchasers auditing the same to have been prepared in accordance with generally accepted accounting principles consistently applied. The Company shall also deliver to each Purchaser simultaneously with the delivery of such annual Financial Statements a copy of the so called “management letter” issued by the auditors in connection with such annual financial statements.

(c) If the Company fails to provide the reports or Financial Statements required by this Section 5.3, the Majority Purchasers may give the Company written notice requesting immediate delivery of such reports. If the Company fails to deliver such reports within ten (10) business days of the receipt of such notice, then the Majority Purchasers shall have the right and authority, at the Company’s sole expense, to request an audit by a single accounting firm of its or their choice, such that the reports or financial statements are produced to its or their sole satisfaction.

(d) The Company shall provide to such Purchaser:

(i) Within ten (10) days after filing, copies of all material documents filed by the Company with the Securities and Exchange Commission,

(ii) within ten (10) days after filing, all pleadings of any material lawsuits filed by or against the Company or its subsidiaries, and

(iii) within ten (10) days after receipt, copies of any notices regarding any material defaults under any agreement or contract to which the Company or any of its subsidiaries is a party or is bound.

5.4 Liability Insurance; Directors’ and Officers’ Liability Insurance. Each of the Company and its subsidiaries shall obtain, or be an insured party pursuant and beneficiary pursuant to, a general liability insurance policy (including federal flood insurance if the Company’s or any of the Company’s subsidiaries’ business is located in a designated Federal Flood Area), a product liability insurance policy and a directors’ and officers’ liability insurance policy, in each such case on terms and conditions that are reasonably acceptable to the Board, including a majority of the directors appointed pursuant to Section 4.1(b)(i) hereof then serving. The Company (and its subsidiaries, to the extent that such subsidiaries obtain such policies) shall maintain such policies in full force and effect at all times.

5.5 Stock Vesting; Stock Restriction Agreements.

(a) Unless otherwise approved by the Board, including all of the directors appointed pursuant to Section 4.1(b)(i) hereof then serving:

(i) all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting on terms no less favorable to the Company than as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company, and (b) seventy-five percent (75%) of such stock shall vest in equal monthly installments over the subsequent three (3)-year period;

(ii) with respect to any shares of restricted stock purchased by any employee, director, consultant or service provider, the Company’s repurchase option shall provide that upon such person’s termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) shall have the option to purchase at original cost any unvested shares of stock held by such person; and

(iii) all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall not be subject to any acceleration of vesting upon a Sale Transaction.

(b) The Company shall enter into a stock option agreement, in form and substance satisfactory to the Board with the consent of the Majority Purchasers, with each employee, director, consultant and service provider who is issued any Company stock options.

(c) The Company shall not grant or sell any stock option or other stock equivalent to any employee, director, consultant or other service provider or amend the terms relating thereto without the prior consent of the Board.

5.6 Reservation of Common Stock. The Company shall at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Series C Preferred Stock, the Series C-1 Preferred Stock and the Series B Preferred Stock, all Common Stock issuable from time to time upon such conversion.

5.7 Proprietary Rights Agreement. The Company and each of its subsidiaries shall require all employees, officers and consultants to execute and deliver a Non-Disclosure and Invention Assignment Agreement in the form attached to the Purchase Agreement.

5.8 Directors’ Liability and Indemnification. The Company’s and each of its subsidiaries’ certificate of incorporation, bylaws and other organizational documents shall provide (a) for elimination of the liability of directors to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company and its subsidiaries to the maximum extent permitted by law.

5.9 Qualified Small Business Stock. The Company will not take any action that would cause the Series C Preferred Stock, the Series C-1 Preferred Stock or the Series B Preferred Stock to not qualify as “Qualified Small Business Stock” under Section 1202 of the Internal Revenue Code of 1986, as amended. The Company will use reasonable efforts to comply with the reporting and record keeping requirements of Section 1202 of the Internal Revenue Code of 1986, as amended, any regulations promulgated thereunder and any similar state laws and regulations and agrees not to repurchase any stock of the Company if such repurchase would cause such shares not to so qualify as “Qualified Small Business Stock.”

5.10 Intellectual Property. The Company will, and will cause each of its subsidiaries to, possess and maintain all Intellectual Property (as such term is defined in the Purchase Agreement) necessary to the conduct of their respective businesses and own all right, title and interest in and to, or have a valid license for, all Intellectual Property used by the Company or such subsidiary in the conduct of its business. The Company will not take any action, or fail to take any action, and will prevent each of its subsidiaries from taking any action or failing to take any action, that would result in the invalidity, abuse, misuse or unenforceability of such Intellectual Property or that would infringe upon any rights of any other Person.

5.11 Board of Director Approval. The Company shall not, and shall not permit any subsidiary to, without the approval of a majority of the Board, including a majority of the directors designated pursuant to Section 4.1(b) hereof then serving: (a) except with respect to regularly scheduled payments under the Venture Loan and Security Agreement, dated as of December 21, 2006, by and between the Company and Horizon Technology Funding Company LLC, as in effect on the date hereof, incur indebtedness, or repay or satisfy outstanding indebtedness, in excess of $200,000, (b) make any loan or advance to an employee, except in the ordinary course of business as part of travel advances or similar expense advances, (c) guarantee any indebtedness or obligation of any other party, except in the ordinary course of business, (d) own any stock or other securities of any subsidiary company or other corporation, partnership or entity unless it is wholly-owned by the Company, (e) make any material change in the nature of its business as presently conducted or presently contemplated to be conducted, (f) approve or pay any (i) discretionary or performance bonus or award to any employee, consultant or advisor of the Company or any subsidiary thereof or (ii) severance or other similar payment upon termination of any relationship with the Company to any employee, consultant or advisor of the Company or any subsidiary thereof, (g) hire any employee or officer above the Vice President level or with annual salary in excess of $200,000, (h) lease or purchase real estate property, (i) approve any stock option or incentive stock grant or purchase, (j) lease or purchase any real property or (k) enter into any obligation or commitment in excess of $200,000, or make any single or series of related expenditures in excess of $200,000, except to the extent that such obligation, commitment or expenditure is specifically provided for in the Annual Budget for the fiscal year in which such obligation, commitment or expenditure arises.

5.12 Subsidiaries. The Company will not, without the approval of a majority of the Board, including the affirmative vote or consent of a majority of the directors designated pursuant to Section 4.1(b) hereof then serving: (a) organize or acquire any entity that is a subsidiary unless such subsidiary is wholly owned by the Company, (b) permit any subsidiary to consolidate or merge into or with any entity or sell or transfer all or substantially all its assets, except that the Company may permit a subsidiary to consolidate or merge into or with or sell or transfer assets to any other subsidiary or (c) sell or otherwise transfer any shares of capital stock of any subsidiary or other equity securities of any entity, except to the Company or another subsidiary, or permit any subsidiary to issue, sell or otherwise transfer any shares of its capital stock or the capital stock of any subsidiary or other equity securities of any entity or to sell all or substantially all of such subsidiary’s assets, except to the Company or another subsidiary.

5.13 State of New York Presence. The Company shall maintain an office in the State of New York until such time as Wheatly shall no longer be a stockholder of the Company.

5.14 Confidentiality. Each Purchaser and ABH Investors Limited Liability Company agrees that such Person will keep confidential and will not disclose or divulge or use for any purpose, other than monitoring its investment in the Company, any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 5.14 by such Person); (b) is or has been independently developed or conceived by such Person without use of the Company’s confidential information; or (c) is or has been made known or disclosed to such Person by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that any such Person may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Company Stock from such Person, if such prospective purchaser is bound by the provisions of this Section 5.14; (iii) to any affiliate, partner, member, stockholder or wholly owned subsidiary of such Person in the ordinary course of such Person’s business, provided that such third party is bound by a confidentiality obligation with respect to such confidential information of the Company, such Person informs such third party that such information is confidential and directs such third party to maintain the confidentiality of such information to the same extent as set forth in this Section 5.14; or (iv) as may otherwise be required by any national securities exchange, law, regulation or judicial interpretation, provided that, to the extent reasonably practicable based upon the circumstances, the Company have a reasonable opportunity to seek a protective order or other protection with respect to such confidential information. The Company acknowledges that certain of the Purchasers (including, without limitation, each of the Majority Purchasers) are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict any Purchaser from investing or participating in any particular enterprise, regardless of whether such enterprise has products or services that compete with those of the Company.

5.15 Change of Business. The Company may not, without the prior written approval of the 75% Purchasers, engage, or permit any subsidiary of the Company to engage, in any business other than the business in which the Company is engaged on the date hereof.

6. Termination. The rights and obligations set forth in this Agreement, except for those set forth in Articles 1 and 7 and Section 5.14, shall terminate upon the earlier of (a) the effective date of the registration statement pertaining to the QIPO and (b) a Sale Transaction, provided, however, such rights and obligations shall not terminate upon the closing of such Sale Transaction if such Sale Transaction is a sale, conveyance, exclusive license or disposition of all or substantially all of the assets of the Company unless the Majority Purchasers otherwise agree in writing.

7. General.

7.1 Severability. If any term of provision of this Agreement is determined to be illegal, unenforceable or invalid in whole or in part for any reason, such illegal, unenforceable or invalid provisions or party thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this Section 7.1, then such stricken provision shall be replaced, to extent possible, with a legal, enforceable and valid provision that is as similar in tenor to the stricken provision as is legally possible.

7.2 Specific Performance. In addition to any and all other remedies that may be available at law, in the event of any breach of this Agreement, each Purchaser shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Purchaser may in its sole discretion apply to any court of law or equity or competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

7.3 Remedies Cumulative. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

7.4 Jury Trial Waiver. To the fullest extent permitted by law, and as separately bargained-for-consideration, each party hereby waives any right to trial by jury in any action, suit, proceeding or counterclaim of any kind arising out of or relating to this Agreement.

7.5 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, as applicable to contracts executed and delivered in Delaware between Delaware residents and that are to be performed wholly within Delaware, without regard to principles of conflicts of law except with respect to matters of law concerning the internal corporate affairs of any corporation that is a party to or the subject of this Agreement, which matters shall be governed by the law of the jurisdiction under which such corporation derives its powers.

7.6 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof, to a Purchaser at such Purchaser’s address set forth on Exhibit A attached hereto and to a Junior Holder at such Junior Holder’s address set forth on Exhibit B attached hereto or at such other address as the Company, a Purchaser or Junior Holder may designate by ten (10) days advance written notice to the other parties hereto.

7.7 Transfer of Rights. The rights of each Purchaser under this Agreement, including, but not limited to, the preemptive rights granted to the Purchasers under Section 2 hereof, may be transferred to a transferee or assignee of shares of the Series C Preferred Stock, the Series C-1 Preferred Stock and the Series B Preferred Stock or any shares of Common Stock issued or issuable upon conversion of the Series C Preferred Stock, the Series C-1 Preferred Stock and the Series B Preferred Stock; provided that the Purchaser shall, within ten (10) business days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the number of shares with respect to which such rights are being assigned. The transferee or assignee of a Purchaser’s rights and obligations hereunder shall be deemed a “Purchaser” for purposes of this Agreement without any further action required to be taken by the Company or any other Person. In addition, notwithstanding anything to the contrary contained in Section 7.8 below, the applicable Exhibits hereto shall automatically be amended to give effect to such transfer or assignment.

7.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Majority Purchasers; provided, however, that any amendment to or waiver of Section 4 that would adversely affect the rights of Safeguard, Canaan or Wheatley under Section 4 shall require the prior written consent of Safeguard, Canaan or Wheatley, respectively, and, provided further, that no amendment or waiver that adversely affects the rights or increases the obligations of any Purchaser shall be effective without the written consent of such Purchaser, unless such amendment or waiver adversely affects the rights or increases the obligations of all Purchasers in a like manner. Any amendment or waiver effected in accordance with this Section 7.8 shall be binding upon the Company and each of the Purchasers and Junior Holders and their respective successors and assigns.

7.9 No Waiver. No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver in the future except to the extent specifically set forth in writing.

7.10 Entire Agreement; Amendment and Restatement of Existing Agreement. This Agreement and exhibits referred to herein constitute the entire agreement among the parties and supersede all prior communications, representations, understandings and agreements of the parties with respect to the subject matter hereof. All exhibits hereto are hereby incorporated herein by reference. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Each of the Company and each Purchaser that is a party to the Existing Agreement hereby expressly consents and agrees to this amendment and restatement of the Existing Agreement.

7.11 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neutral forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

7.12 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

7.13 Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

7.14 Joinder. The Company shall require any Person that acquires, at any time following the date of this Agreement, Company Stock or Convertible Securities representing any shares of Common Stock then outstanding (calculated on a Fully-Diluted Basis) to, upon and as a condition to such acquisition, execute a joinder pursuant to which such Person agrees to become subject to the obligations and restrictions applicable to a Junior Holder pursuant to the terms of this Agreement, except to the extent that such Person shall be deemed a Purchaser pursuant to Section 7.7 above.

7.15 General Interpretation. The terms of this Agreement have been negotiated by the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under this Agreement. No rule of strict construction will be applied against any Person.

7.16 Aggregation of Stock. For the purpose of determining the availability of any rights under this Agreement that may be based upon the number of shares of Company Stock held by a party hereto, all shares of Company Stock held by such Person together with all shares of Company Stock held by such Person’s Affiliates shall be aggregated together in all such required calculations.

7.17 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company. Any attempted assignment made in contravention of this Agreement shall be null and void and of no force or effect.

7.18 Expenses. The Company shall pay, and hold the Purchasers harmless against liability for the payment of the reasonable fees and expenses incurred with respect to the enforcement of the rights granted under, or any amendments or waivers to, this Agreement.

7.19 Stockholder Distinction. Any party hereto who holds or hereafter holds more than one class or series of Company Stock shall, for all purposes hereof, be bound by this Agreement as to all shares of Common Stock (other than shares of Common Stock issued upon conversion of the Series B Preferred Stock, Series C Preferred Stock or Series C-1 Preferred Stock) and Series A Preferred Stock as a “Junior Holder” hereunder and, as to all shares of Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and/or shares of Common Stock issued upon conversion of the Series B Preferred Stock, Series C Preferred Stock and/or Series C-1 Preferred Stock held by such holder, as a “Purchaser” hereunder.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investor Rights Agreement as of the date first above written.

COMPANY:

ADVANCED BIOHEALING, INC.

By:	/s/ Kevin Rakin
Name: Kevin Rakin
Title: President and Chief Executive Officer

Address:	10933 N. Torrey Pines Road
Suite 200
La Jolla, CA 92037
Attention: Kevin Rakin
Facsimile: 858-754-3805

JUNIOR HOLDERS:

ABH INVESTORS LIMITED LIABILITY COMPANY

By:	/s/ Robert Graifman
Name: Robert Graifman
Title: Managing Member

DR. HOWARD GREEN

DR. WALID KURI-HARCUCH

MEYTHA MARSCH DE KURI

THOMAS V. HENNESSY

/s/ JD Bernardy
JD BERNARDY

/s/ Edward R. Gates
ED GATES, ESQ.

HENRY LEWIS

/s/ Donald R. Kiepert
DONALD R. KIEPERT,JR.

[Signature page to Amended and Restated Investor Rights Agreement]

PETER B. FINN

THOMAS KOTTLER

/s/ Federico Castro-Munozledo 22/02/2007
DR. FEDERICO CASTRO-MUNOZLEDO

/s/ David Dove
DR. DAVID DOVE

/s/ David Eisenbud
DR. DAVID EISENBUD

SALAZAR OLIVO

PETER FITZGERALD, MD

WALTER GREENBLATT ASSOCIATES, LLC

By:	/s/ Walter C. Greenblatt
Name: Walter Greenbatt
Title: Managing Director

OCEANA PARTNERS

By:	/s/ Courtlandt Miller
Name: Courtlandt G. Miller
Title: Managing Director

[Signature page to Amended and Restated Investor Rights Agreement]

/s/ Kevin Rakin
KEVIN RAKIN

PURCHASERS:

SAFEGUARD DELAWARE, INC.

By:	/s/ Steven Feder
Name: Steven J. Feder
Title: Vice President

CHANNEL MEDICAL PARTNERS, L.P.

By:	Channel Medical Management, LLC and its General Partner

By:	Channel Medical Advisors, Inc. its Manager

By:	/s/ Carol D. Winslow
Carol D. Winslow
Secretary

RED ABBEY VENTURE PARTNERS (QP), LP

By:	Red Abbey Ventures Partners, LLC, its General Partner

By:	/s/ Matt Zuga
Matt Zuga
Managing Member

RED ABBEY VENTURE PARTNERS, LP

By:	Red Abbey Ventures Partners, LLC, its
General Partner

By:	/s/ Matt Zuga
Matt Zuga
Managing Member

[Signature page to Amended and Restated Investor Rights Agreement]

RED ABBEY CEO’S FUND, LP

By:	Red Abbey Ventures Partners, LLC, its
General Partner

By:	/s/ Matt Zuga
Matt Zuga
Managing Member

CANAAN VII L.P.

By:	Canaan Partners VII, LLC

By:	/s/ illegible
Name:
Title: Manager

HUTTON LIVING TRUST dated 12/10/96

By:	/s/ Wende Hutton
Wende Hutton
Trustee

WHEATLEY NEW YORK PARTNERS, L.P.

By:	Wheatley NY Partners, LLC, General Partner

By:	/s/ Barry Rubenstein
Name: Barry Rubenstein
Title: CEO

WHEATLEY PARTNERS III, L.P.

By:	Wheatley Partners III, LLC, General Partner

By:	/s/ Barry Rubenstein
Name: Barry Rubenstein
Title: CEO

[Signature page to Amended and Restated Investor Rights Agreement]

WHEATLEY ASSOCIATES III, L.P.

By:	Wheatley Partners III, LLC, General Partner

By:	/s/ Barry Rubenstein
Name: Barry Rubenstein
Title: CEO

WHEATLEY FOREIGN PARTNERS III, L.P.

By:	Wheatley Partners III, LLC, General Partner

By:	/s/ Barry Rubenstein
Name: Barry Rubenstein
Title: CEO

OLIVER D. CURME CHILDREN’S TRUST

By:
Name:
Title:

EDWARD R. GATES AND LIORA L. GATES

/s/ Edward R. Gates

/s/ Liora L. Gates

WALTER GREENBLATT & ASSOCIATES, LLC

By:	/s/ Walter C. Greenblatt
Name: Walter C. Greenblatt
Title: Managing Director

[Signature page to Amended and Restated Investor Rights Agreement]

EXHIBIT A

LIST OF PURCHASERS

Canaan VII L.P.

See Company’s files for address

Hutton Living Trust dated 12/10/96

See Company’s files for address

Safeguard Delaware, Inc.

See Company’s files for address

Channel Medical Partners, L.P.

See Company’s files for address

Red Abbey Venture Partners (QP), LP

See Company’s files for address

Red Abbey Venture Partners, LP

See Company’s files for address

Red Abbey CEO’s Fund, LP

See Company’s files for address

Wheatley New York Partners, L.P.

See Company’s files for address

Wheatley Partners III, L.P.

See Company’s files for address

Wheatley Associates III, L.P.

See Company’s files for address

Wheatley Foreign Partners III, L.P.

See Company’s files for address

Oliver D. Curme Children’s Trust

See Company’s files for address

Edward R. Gates and Liora L. Gates

See Company’s files for address

Walter Greenblatt & Associates, LLC

See Company’s files for address

EXHIBIT B

LIST OF JUNIOR HOLDERS

ABH Investors Limited Liability Company

See Company’s files for address

Dr. Howard Green

See Company’s files for address

Dr. Walid Kuri-Harcuch

See Company’s files for address

Meytha Marsch de Kuri

See Company’s files for address

Thomas V. Hennessey

See Company’s files for address

JD Bernardy

See Company’s files for address

Ed Gates, Esq.

See Company’s files for address

Henry Lewis

See Company’s files for address

Donald R. Kiepert, Jr.

See Company’s files for address

Peter B. Finn

See Company’s files for address

Thomas Kottler

See Company’s files for address

Dr. Federico Castro-Munozledo

See Company’s files for address

Dr. David Dove

See Company’s files for address

Dr. David Eisenbud

See Company’s files for address

Salazar Olivo

See Company’s files for address

Peter Fitzgerald, MD

See Company’s files for address

Walter Greenblatt & Associates, LLC

See Company’s files for address

Oceana Partners

See Company’s files for address

Kevin Rakin

See Company’s files for address